Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
Preliminary Results of Exchange Offer for
Its Outstanding 2⅞% Convertible Notes Due 2010
Baton Rouge, LA — June 28, 2007 — Lamar Advertising Company (NASDAQ: LAMR) (“Lamar”), a leading owner and operator of outdoor advertising and logo sign displays, today announced preliminary results of its offer to exchange all of its outstanding 2⅞% Convertible Notes due 2010 (the “outstanding notes”), for an equal amount of newly issued 2⅞% Convertible Notes due 2010—Series B (the “new notes”) and cash. The offer expired at midnight, New York City time (Eastern Daylight Time), on Wednesday, June 27, 2007 (the “expiration date”).
As of the expiration date, $287,209,000 aggregate principal amount of outstanding notes, representing approximately 99.9 percent of the total outstanding notes, had been tendered, exclusive of outstanding notes tendered by guaranteed delivery. In accordance with the terms of the exchange offer, Lamar has accepted for exchange all of the validly tendered outstanding notes. The final results of the exchange offer will be announced promptly after verification by the exchange agent.
The dealer manager for the exchange offer is Wachovia Securities. The exchange agent for the exchange offer is The Bank of New York Trust Company, N.A. The information agent for the exchange offer is The Altman Group, Inc. Additional details regarding the exchange offer are described in the prospectus relating to the exchange offer. Copies of the prospectus may be obtained from The Altman Group, Inc. The Altman Group, Inc.’s contact information is as follows:
The Altman Group, Inc.
1200 Wall Street West
3rd Floor
Lyndhurst, NJ 07071
Holders call toll-free: (866) 416-0551
Banks and Brokers call: (201) 806-7300
Fax: (201) 460-0050
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.